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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                       (Amendment No.________________) *


                             RESOURCE AMERICA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Class A Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    761195205
                  --------------------------------------------
                                 (CUSIP Number)

                                December 8, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]   Rule 13d-1 (b)

        [X]   Rule 13d-1(c)

        [ ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).










Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.         KENNETH SHUBIN STEIN
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization     United States
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             884,866
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        884,886
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      884,866

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)         5.05%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
IN, HC








--------------------------------------------------------------------------------

                               Page 2 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.         SPENCER CAPITAL MANAGEMENT, LLC
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             884,866
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        884,866
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      884,866

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)         5.05%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
HC








--------------------------------------------------------------------------------

                               Page 3 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.         SPENCER CAPITAL OPPORTUNITY FUND, LP
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             463,691
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        463,691
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      463,691

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)         2.65%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN








--------------------------------------------------------------------------------

                               Page 4 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.         SPENCER CAPITAL PARTNERS, LLC
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             463,691
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        463,691
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      463,691

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)         2.65%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
HC








--------------------------------------------------------------------------------

                               Page 5 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.       SPENCER CAPITAL OFFSHORE OPPORTUNITY
                                          FUND, LTD.
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization      Cayman Islands
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             289,051
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        289,051
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      289,051

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)         1.65%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
OO








--------------------------------------------------------------------------------

                               Page 6 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.       SPENCER CAPITAL OFFSHORE PARTNERS, LLC
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             289,051
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        289,051
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      289,051

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)         1.65%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
HC








--------------------------------------------------------------------------------

                               Page 7 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.       SPENCER CAPITAL SMALL CAP FUND, LP
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             48,228
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        48,228
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      48,228

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)         .28%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN








--------------------------------------------------------------------------------

                               Page 8 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.       SPENCER SMALL CAP PARTNERS, LLC
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             48,228
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        48,228
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person     48,228

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)        .28%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
HC








--------------------------------------------------------------------------------

                               Page 9 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.       COLUMBIA AVENUE CAPITAL, LLC
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             83,896
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        83,896
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      83,896

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)     .48%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN








--------------------------------------------------------------------------------

                               Page 10 of 14 pages

CUSIP No.     761195205

--------------------------------------------------------------------------------

   1.  Names of Reporting Persons.       VALUE FUND ADVISORS, LLC
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]

       (b) [X]
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------

Number of              5.  Sole Voting Power             83,896
Shares Bene-         -----------------------------------------------------------
ficially owned
by Each                6.  Shared Voting Power           0
Reporting            -----------------------------------------------------------
Person With:
                       7.  Sole Dispositive Power        83,896
                     -----------------------------------------------------------

                       8.  Shared Dispositive Power      0
--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person      83,896

  10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]

  11.  Percent of Class Represented by Amount in Row (9)     .48%

--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
HC








--------------------------------------------------------------------------------

                               Page 11 of 14 pages

Item 1.
(a)     The name of the issuer is Resource America, Inc. (the "Issuer").

(b) The principal executive office of the Issuer is located at 1845 Walnut Street, Suite 1000, Philadelphia, PA 19103.



Item 2.
(a) The names of the person filing this statement (the "Statement") is Kenneth Shubin Stein. Mr. Shubin Stein is the controlling person of Spencer Capital Management LLC, a Delaware limited liability company ("SCM"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Opportunity Fund LP, a Delaware limited partnership ("SCF"), Spencer Capital Offshore Opportunity Fund Ltd., a Cayman Islands limited company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), Spencer Capital Small Cap Fund LP, a Delaware limited partnership ("SCSCF"), Spencer Small Cap Partners, LLC, a Delaware limited liability company ("SSCP"), Columbia Avenue Capital LLC, a Delaware limited liability company ("CAC"), and Value Fund Advisors, LLC, a Delaware limited liability company and a registered investment adviser with the SEC (collectively, the "Filers").



(b) The Principal Business Office of the Filers is 200 West 57th Street, Suite 602, New York, New York 10019.

(c)     For citizenship information see item 4 of the cover sheet of each Filer.
(d)     This Statement relates to the Class A Stock of the Issuer.

(e)     The CUSIP Number of the Class A stock of the Issuer is 761195205.


Item 3. If this statement is filed pursuant to ""240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a)    [ ]     Broker or dealer registered under section 15 of the Act (15
               U.S.C. 78o).

(b)    [ ]     Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).


(c)    [ ]     Insurance company as defined in section 3(a)(19) of the Act (15
               U.S.C. 78c).

(d)    [ ]     Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

(e)    [ ]     An investment adviser in accordance with "240.13d-1(b)(1)(ii)(E);

(f)    [ ]     An employee benefit plan or endowment fund in accordance with
               "240.13d-1(b)(1)(ii)(F);

(g)    [ ]     A parent holding company or control person in accordance with
               "240.13d-1(b)(1)(ii)(G);

(h)    [ ]     A savings associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);

(i)    [ ]     A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

(j)    [ ]     Group, in accordance with "240.13d-1(b)(1)(ii)(J);



Item 4. Ownership.
See Items 5-9 and 11 on the cover page for each filer.



                                ----------------

  Instruction. For computations regarding securities which represent a right to acquire an underlying security see "240.13d-3(d)(1).

                               Page 12 of 14 pages

Item 5.  Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Kenneth Shubin Stein is the manager, controlling person and member of SCM, SCP, SCOP, SSCP. SCM is the investment manager of SCOF and SCSCF, and is the management company of SCOF. SCM is also the sub-advisor to CAC, the managing member of which is Value Fund Advisors, LLC. SCOP is the investment manager of SCOF. SSCP is the general partner of SSCF. SCP is the general partner of SCF. SCF, SCSCF, SCOF and CAC are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments, and they directly own the Class A shares reported in this Statement.

                                                            [ ] EXHIBIT ATTACHED

Item 8.  Identification and Classification of Members of the Group
If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.  Notice of Dissolution of Group
Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                                            [ ] EXHIBIT ATTACHED

Item 10.   Certification

(a) The following certification shall be included if the statement filed pursuant to "240.13d-1(b):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        The following certification shall be included if the statement filed pursuant to "240.13d-1(c):

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 13 of 14 pages

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    December 17, 2004


                          /s/ KENNETH H. SHUBIN STEIN, MD, CFA
                          ------------------------------------------------------
                          Kenneth H. Shubin Stein, MD, CFA, Authorized Signatory










The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See "240.13d-7 for other parties for whom copies are to be sent.

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

                               Page 14 of 14 pages